Exhibit (a)(5)(v)

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Max Tunnicliff, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION ANNOUNCES PRELIMINARY RESULTS OF MODIFIED DUTCH AUCTION TENDER OFFER

BENTON HARBOR, Mich.—May 24, 2018—Whirlpool Corporation (NYSE: WHR) (“Whirlpool”) today announced the preliminary results of its “modified Dutch Auction” tender offer, which expired one minute after 11:59 p.m., New York City time, on May 23, 2018.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 7,192,653 shares of Whirlpool’s common stock, $1.00 par value per share, were properly tendered and not properly withdrawn at or below the purchase price of $159.50 per share, including 4,676,808 shares that were tendered by notice of guaranteed delivery. Whirlpool has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 87 percent.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Whirlpool expects to acquire approximately 6,269,592 shares of its common stock at a price of $159.50 per share, for an aggregate cost of approximately $1 billion, excluding fees and expenses relating to the tender offer. These shares represent approximately 8.8 percent of the shares outstanding.

The number of shares to be purchased and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC acted as dealer managers for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc., toll-free at (800) 269-5550.

About Whirlpool

Whirlpool Corporation (NYSE: WHR) is the world’s leading major home appliance company, with approximately $21 billion in annual sales, 92,000 employees and 70 manufacturing and technology research centers in 2017. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at www.whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Corporation Additional Information

This document contains forward-looking statements about Whirlpool that speak only as of the date of the communication. Whirlpool disclaims any obligation to update these statements except as required by law.

Forward-looking statements in this document may include, but are not limited to, statements regarding tender offer results, pricing and timing. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Additional information concerning these and other factors can be found in Whirlpool’s filings with the U.S. Securities and Exchange Commission, including the most recent annual report on Form 10-K (including the information set forth under the caption “Risk Factors”), quarterly reports on Form 10-Q, and current reports on Form 8-K.

Website Disclosure

We routinely post important information for investors on our website, www.whirlpoolcorp.com, in the “Investors” section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.